Exhibit 10.1

Summary of Director Compensation

Director Category (applicable to independent directors not affiliated with a venture fund)	Annual Retainer	Compensation per Meeting (in-person/by phone)	Number of Annual Stock Options
Independent Board Members	$5,000	$2,000/$1,000	5,000
Audit Committee Members (excluding Chair)		*	2,750
Audit Committee Chairman	$15,000	$1,500	3,750

*	$1,000 for each Audit Committee meeting that is not on the same day for which a Board meeting fee shall accrue.